  Exhibit 2.12

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2025, Rubico Inc. (the “Company,” “we,” “us” and “our”) had our common stock, par value $0.01 per share, and the related preferred stock purchase rights registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The following description sets forth certain material terms and provisions of the Company’s common stock and related preferred stock purchase rights, the authorized capital stock of the Company, and other outstanding securities of the Company. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of the Company’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), as amended, and the Amended and Restated By-laws (the “By-laws”), as amended, each of which is incorporated by reference as an exhibit to the Annual Report on Form 20-F of which this exhibit is a part. We encourage you to refer to our Articles of Incorporation and By-laws for additional information.

Capitalized terms used but not defined herein have the meanings given to them in the Annual Report on Form 20-F of which this exhibit is a part.

Purpose

Our purpose is to engage in any lawful act or activity for which corporations may be organized under the Marshall Islands Business Corporations Act (the “BCA”). Our Articles of Incorporation and By-laws, as further amended, do not impose any limitations on the ownership rights of our shareholders.

Authorized Capitalization

Our authorized capital stock consists of 1,000,000,000 shares of common stock with a par value $0.01 per share (the “Common Shares”), of which 385,501 shares were issued and outstanding as of December 31, 2025 and 7,573,572 were outstanding as of the date of the Annual Report on Form 20-F of which this exhibit is a part, and 20,000,000 shares of preferred stock with a par value of $0.01 per share, out of which 100,000 shares have been designated as Series D Preferred Stock (the “Series D Preferred Shares”) and are issued and outstanding as of December 31, 2025 and as of the date of the Annual Report on Form 20-F of which this exhibit is a part, and 4,236 shares have been designated as Series G Perpetual Convertible Preferred Shares (the “Series G Preferred Shares”) of which none were issued and outstanding as of December 31, 2025 and 4,236 were issued and outstanding as of the date of the Annual Report on Form 20-F of which this exhibit is a part. Our Board of Directors has the authority to authorize the issuance from time to time of one or more classes of preferred shares with one or more series within any class thereof, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereon as shall be set forth in the resolution or resolutions adopted by our Board of Directors providing for the issuance of such preferred shares and without further vote or action by the shareholders.

Description of Common Shares

Holders of our Common Shares do not have preferential or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our Common Shares are subject to the rights of the holders of any preferred shares that we may issue in the future.

Voting Rights. Each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders. Our directors are elected by the affirmative vote of a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. Our Articles of Incorporation and By-laws do not provide for cumulative voting in the election of directors.

Our Board of Directors must consist of at least one member and not more than twelve, as fixed from time to time by the vote of not less than two-thirds of the entire Board of Directors or the affirmative vote of two-thirds or more of the total number of votes eligible to be cast by the holders of issued and outstanding Common Shares entitled to vote generally in the election of directors (considered for this purpose as one class). Each director shall be elected to serve until the third succeeding annual meeting of shareholders and until his or her successor shall have been duly elected and qualified, except in the event of the earlier termination of his or her term of office, through death, resignation, removal or otherwise. Our Board of Directors has the authority to fix the amounts which shall be payable to the members of our Board of Directors and to members of any committee, for attendance at any meeting and for services rendered to us.

Dividend Rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of Common Shares are entitled to receive ratably all dividends, if any, declared by our Board of Directors out of funds legally available for dividends.

Liquidation Rights. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Common Shares will be entitled to receive pro rata our remaining assets available for distribution.

Limitations on Ownership. Our Articles of Incorporation and By-laws, as further amended, do not impose any limitations on the ownership rights of our shareholders.

Conversion. Holders of Common Shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities.

Registrar and Transfer Agent. Broadridge Financial Solutions, Inc. is the transfer agent and registrar for our Common Shares.

Listing. Our Common Shares are listed on The Nasdaq Capital Market under the symbol “RUBI.”

Description of Series A Participating Preferred Shares

The following description of the characteristics of the Series A Participating Preferred Shares is a summary and does not purport to be complete and is qualified by reference to the form of the Statement of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock which is filed as an exhibit to the Annual Report on Form 20-F of which this exhibit is a part.

As of the date of the Annual Report on Form 20-F of which this exhibit is a part, no Series A Participating Preferred Shares are outstanding.

The Series A Participating Preferred Shares have the following characteristics:

Conversion. The Series A Participating Preferred Shares are not convertible into Common Shares.

Voting Rights. Each Series A Participating Preferred Share has the voting power of 1,000 Common Shares.

Dividends and Distributions. The holders of outstanding Series A Participating Preferred Shares shall be entitled to receive out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date in an amount per share (rounded to the nearest cent) equal to 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares (by reclassification or otherwise), declared on the Common Shares since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Participating Preferred Stock.

Dividends shall begin to accrue on outstanding Series A Participating Preferred Shares from the Quarterly Dividend Payment Date immediately preceding the date of issue of such Series A Participating Preferred Shares, unless the date of issue of such Series A Participating Preferred Shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such Series A Participating Preferred Shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Participating Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Participating Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. Our Board of Directors may fix a record date for the determination of holders of Series E Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

Certain Restrictions. We shall not declare any dividend on, make any distribution on, or redeem or purchase or otherwise acquire for consideration any Common Shares after the first issuance of a share or fraction of Series A Participating Preferred Share unless concurrently therewith we declare a dividend on the Series A Participating Preferred Stock as described hereunder.

Whenever quarterly dividends or other dividends or distributions payable on the Series A Participating Preferred Stock are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Participating Preferred Shares outstanding shall have been paid in full, we shall not (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock  ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock; (ii) declare or pay dividends on, make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with Series A Participating Preferred Stock, except dividends paid ratably on the Series A Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Participating Preferred Stock, provided that we may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any of our stock ranking junior (either as to  dividends or upon dissolution, liquidation or winding up) to the Series A Participating Preferred Stock; (iv) purchase or otherwise acquire for consideration any Series A Participating Preferred Shares, or any shares of stock ranking on a parity with the Series A Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as our Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of our Company, the holders of the Series A Participating Preferred Shares shall be entitled to receive an aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of Common Shares plus an amount equal to any accrued and unpaid dividends on such Series A Participating Preferred Shares.

Consolidation, Merger etc. In case we enter into any consolidation, merger, combination or other transaction in which our Common Shares are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Series A Participating Preferred Shares shall at the same time be similarly exchanged or changed in an amount per share equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged.

No Preemptive Rights; No Sinking Fund. The holders of Series A Participating Preferred Shares do not have any preemptive rights. The Series A Participating Preferred Shares will not be subject to any sinking fund or any other obligation of us for their repurchase or retirement.

Ranking. All Series A Participating Preferred Shares shall rank junior to all other series of our preferred shares as to the payment of dividends and the distribution of assets, unless the terms of any such series provide otherwise.

Description of Series D Preferred Shares

The following description of the characteristics of the Series D Preferred Shares is a summary and does not purport to be complete and is qualified by reference to the form of the Statement of Designation of Rights, Preferences and Privileges of Series D Preferred Stock which is filed as an exhibit to the Annual Report on Form 20-F of which this exhibit is a part.

The Series D Preferred Shares have the following characteristics:

Conversion. The Series D Preferred Shares are not convertible into Common Shares.

Voting Rights. Each Series D Preferred Share has the voting power of 1,000 Common Shares. In order to satisfy the minimum percentage of voting of Mr. Evangelos J. Pistiolis contained in our bareboat charters in connection with the sale and leaseback agreements (the “SLBs”) of our vessels as well as any future such minimum voting rights financing agreement covenants, the voting rights per share of Series D Preferred Shares are adjusted such that during the term of any facility or lease containing such a minimum voting percentage covenant, the combined voting power controlled by Mr. Evangelos J. Pistiolis or any related parties affiliated with Mr. Evangelos J. Pistiolis and the Lax Trust does not fall below a majority of our total voting power, irrespective of any new common or preferred stock issuances. Both the number of the Series D Preferred Shares and the votes per Series D Preferred Share are not adjusted in case of splits, subdivisions, reverse stock splits or combinations of our outstanding shares.

Dividends and Distributions. The Series D Preferred Shares shall have no dividend or distribution rights.

Maturity. The Series D Preferred Shares shall expire and all outstanding Series D Preferred Shares shall be redeemed by us for par value on the date that any financing arrangement with any financial institution which requires that any member of the family of Mr. Evangelos J. Pistiolis maintains a specific minimum ownership or voting interest (either directly and/or indirectly through companies or other entities beneficially owned by any member of the Pistiolis family and/or trusts or foundations of which any member of the Pistiolis family are beneficiaries) of our issued and outstanding Common Shares, respectively, are fully repaid or reach their maturity date. The Series D Preferred Shares shall not be otherwise redeemable. Currently the SLBs with AVIC International Leasing Co., Ltd and China Huarong Shipping Financial Leasing Co Ltd. have similar provisions that are satisfied via the existence of the Series D Preferred Shares.

Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of our Company, the Series D Preferred Shares shall have a liquidation preference of $0.01 per share.

No Preemptive Rights; No Sinking Fund. The holders of Series D Preferred Shares do not have any preemptive rights. The Series D Preferred Shares will not be subject to any sinking fund or any other obligation of us for their repurchase or retirement.

Description of Series E Preferred Shares

As contemplated by a share purchase agreement dated as of December 31, 2025, by and between us and TOP Ships Inc. (the “Former Parent”), the Former Parent may under certain circumstances demand the payment of instalments in the form of newly designated and issued Series E Perpetual Convertible Preferred Shares (the “Series E Preferred Shares”).

As of the date of the Annual Report on Form 20-F of which this exhibit is a part, the Series E Preferred Shares have not been designated and no Series E Preferred Shares are outstanding.

The following description of the characteristics of the Series E Preferred Shares is a summary and does not purport to be complete and is qualified by reference to the form of the Statement of Designations of the Series E Perpetual Convertible Preferred Shares, which is filed as an exhibit to the Annual Report on Form 20-F of which this exhibit is a part.

The Series E Preferred Shares, if designated, would have the following characteristics:

Conversion. Each holder of Series E Preferred Shares, at any time and from time to time, has the right, subject to certain conditions, to convert all or any portion of the Series E Preferred Shares then held by such holder into the Common Shares at the conversion rate then in effect. Each Series E Preferred Share is convertible into the number of our Common Shares equal to the quotient of $1,000 plus any accrued and unpaid dividends divided by the lesser of the following four prices (the “Series E Conversion Price”): (i) 120% of the closing price of our Common Shares on the trading day immediately preceding the first issuance of Series E Preferred Shares, (ii) 80% of the lowest daily VWAP of the Common Shares over the twenty consecutive trading days expiring on the trading day immediately prior to the date of delivery of a conversion notice, (iii) the conversion price or exercise price per share of any of our then outstanding convertible shares or warrants, (iv) the lowest issuance price of the Common Shares in any transaction from the date of the issuance of the Series E Preferred Shares onwards, but in no event will the Series E Conversion Price be less than $0.60 (the “Series E Floor Price”). The Series E Floor Price is adjusted (decreased) in case of splits or subdivisions of our outstanding shares and is not adjusted in case of reverse stock splits or combinations of our outstanding shares. Finally, the Series E Conversion Price is subject to appropriate adjustment in the event of certain dividends and distributions, stock combinations, reclassifications or similar events affecting the Common Shares.

Limitations of Conversion. Holders of Series E Preferred Shares shall be entitled to convert the Series E Preferred Shares in full, regardless of the beneficial ownership percentage of the holder after giving effect to such conversion.

Voting. The holders of Series E Preferred Shares are entitled to the voting power of one thousand (1,000) of our Common Shares per Series E Preferred Share. The holders of Series E Preferred Shares and the holders of our Common Shares shall vote together as one class on all matters submitted to a vote of our shareholders. The holders of Series E Preferred Shares otherwise have no special voting rights and their consent shall not be required for taking any corporate action.

Distributions. The holders of Series E Preferred Shares are entitled to receive certain dividends and distributions paid to holders of Common Shares on an as-converted basis. Upon any liquidation, dissolution or winding up of the Company, the holders of Series E Preferred Shares shall be entitled to receive our net assets pari passu with the Common Shares.

Redemption. We at our option shall have the right to redeem a portion or all of the outstanding Series E Preferred Shares. We shall pay an amount equal to one thousand dollars ($1,000) per each Series E Preferred Share (the “Series E Liquidation Amount”), plus a redemption premium equal to fifteen percent (15%) of the Series E Liquidation Amount being redeemed if that redemption takes place up to and including the first anniversary of the first issuance of Series E Preferred Shares and twenty percent (20%) of the Series E Liquidation Amount being redeemed if that redemption takes place after the first anniversary of the first issuance of Series E Preferred Shares, plus an amount equal to any accrued and unpaid dividends on such Series E Preferred Shares (collectively referred to as the “Series E Redemption Amount”). In order to make a redemption, we shall first provide one business day advance written notice to the holders of our intention to make a redemption, or the Redemption Notice, setting forth the amount we desire to redeem. After receipt of the Redemption Notice, the holders shall have the right to elect to convert all or any portion of its Series E Preferred Shares. Upon the expiration of the one business day period, we shall deliver to each holder the Series E Redemption Amount with respect to the amount redeemed after giving effect to conversions effected during the notice period.

The Series E Preferred Shares shall not be subject to redemption in cash at the option of the holders thereof under any circumstance.

Dividends. The holders of outstanding Series E Preferred Shares shall be entitled to receive out of funds legally available for the purpose, semi-annual dividends payable in cash on the last day of June and December in each year (each such date being referred to herein as a “Series E Semi Annual Dividend Payment Date”), commencing on the first Series E Semi Annual Dividend Payment Date in an amount per share (rounded to the nearest cent) equal to fifteen percent (15%) per year of the Series E Liquidation Amount of the then outstanding Series E Preferred Shares computed on the basis of a 365-day year and the actual days elapsed.

Accrued but unpaid dividends shall bear interest at fifteen percent (15%). Dividends paid on the Series E Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. Our Board of Directors may fix a record date for the determination of holders of Series E Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

Ranking. All Series E Preferred Shares shall rank pari passu with all classes of our Common Shares.

Description of Series G Preferred Shares

As contemplated by a share purchase agreement dated as of February 20, 2026, by and between us and Central Mare Inc. (the “Seller”), the Seller could under certain circumstances demand the payment of instalments in the form of newly issued Series G Perpetual Convertible Preferred Shares (the “Series G Preferred Shares”).

As of the date of the Annual Report on Form 20-F of which this exhibit is a part, 4,236 Series G Preferred Shares are issued and outstanding.

The following description of the characteristics of the Series G Preferred Shares is a summary and does not purport to be complete and is qualified by reference to the form of the Certificate of Designation of Rights, Preferences and Privileges of Series G Perpetual Convertible Preferred Shares, which is filed as an exhibit to the Annual Report on Form 20-F of which this exhibit is a part.

The Series G Preferred Shares have the following characteristics:

Conversion. We have the right, at any time and from time to time, subject to certain conditions, to convert in whole or in part (pro rata among the holders of Series G Preferred Shares) the Series G Preferred Shares then held by such holders into the Common Shares at the conversion rate then in effect.

Each Series G Preferred Share is convertible into the number of our Common Shares equal to the quotient of $1,000 plus any accrued and unpaid dividends divided by the lesser of the following four prices (the “Series G Conversion Price”): (i) 120% of the closing price of our Common Shares on the trading day immediately preceding the first issuance of Series G Preferred Shares, (ii) 80% of the lowest daily VWAP of the Common Shares over the twenty consecutive trading days expiring on the trading day immediately prior to the date of delivery of a conversion notice, (iii) the conversion price or exercise price per share of any of our then outstanding convertible shares or warrants, (iv) the lowest issuance price of the Common Shares in any transaction from the date of the issuance of the Series G Preferred Shares onwards, but in no event will the Series G Conversion Price be less than $0.60 (the “Series G Floor Price”). The Series G Floor Price is adjusted (decreased) in case of splits or subdivisions of our outstanding shares and is not adjusted in case of reverse stock splits or combinations of our outstanding shares. Finally, the Series G Conversion Price is subject to appropriate adjustment in the event of certain dividends and distributions, stock combinations, reclassifications or similar events affecting the Common Shares.

Limitations of Conversion. The Company shall be entitled to convert the Series G Preferred Shares in full, regardless of the beneficial ownership percentage of the holder after giving effect to such conversion.

Voting. The holders of Series G Preferred Shares are entitled to the voting power of one thousand (1,000) of our common shares per Series G Preferred Share, provided that no holder of Series G Preferred Shares may exercise voting rights pursuant to Series G Preferred Shares that would result in the aggregate voting power of any beneficial owner of such shares and its affiliates (whether pursuant to ownership of Series G Perpetual Convertible Preferred Shares, Common Shares or otherwise) to exceed 19.99% of the total number of votes eligible to be cast on any matter submitted to a vote of our shareholders. The holders of Series G Preferred Shares and the holders of our Common Shares shall vote together as one class on all matters submitted to a vote of our shareholders. The holders of Series G Preferred Shares otherwise have no special voting rights and their consent shall not be required for taking any corporate action.

Distributions. The holders of Series G Preferred Shares are entitled to receive certain dividends and distributions paid to holders of Common Shares on an as-converted basis. Upon any liquidation, dissolution or winding up of the Company, the holders of Series G Preferred Shares shall be entitled to receive our net assets pari passu with the Common Shares.

Redemption. We at our option shall have the right to redeem a portion or all of the outstanding Series G Preferred Shares. We shall pay an amount equal to one thousand dollars ($1,000) per each Series G Preferred Share (the “Series G Liquidation Amount”), plus a redemption premium equal to fifteen percent (15%) of the Series G Liquidation Amount being redeemed if that redemption takes place up to and including the first anniversary of the first issuance of Series G Preferred Shares and twenty percent (20%) of the Series G Liquidation Amount being redeemed if that redemption takes place after the first anniversary of the first issuance of Series G Preferred Shares (collectively referred to as the “Series G Redemption Amount”). In order to make a redemption, we shall first provide one business day advance written notice to the holders of our intention to make a redemption setting forth the amount we desire to redeem. Upon the expiration of the one business day period, we shall deliver to each holder the Series G Redemption Amount with respect to the amount redeemed after giving effect to conversions effected during the notice period.

The Series G Preferred Shares shall not be subject to redemption in cash at the option of the holders thereof under any circumstance.

Dividends. The holders of outstanding Series G Preferred Shares shall be entitled to receive out of funds legally available for the purpose, semi-annual dividends payable in cash on the last day of June and December in each year (each such date being referred to herein as a “Series G Semi Annual Dividend Payment Date”), commencing on the first Series G Semi Annual Dividend Payment Date in an amount per share (rounded to the nearest cent) equal to fifteen percent (15%) per year of the Series G Liquidation Amount of the then outstanding Series G Preferred Shares computed on the basis of a 365-day year and the actual days elapsed.

Accrued but unpaid dividends shall bear interest at fifteen percent (15%). Dividends paid on the Series G Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. Our Board of Directors may fix a record date for the determination of holders of Series G Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

Transfer Restrictions. The Series G Preferred Shares will be transferable without our consent, provided the holders of Series G Preferred Shares and their direct and indirect transferees are subject to the transfer restrictions of the Share Purchase Agreement, including that the Series G Preferred Shares shall not be sold or traded on any securities exchange or public market until March 15, 2028 and any transferee must agree to be bound by such terms. Any Common Shares issued on conversion of the Series G Perpetual Convertible Preferred Shares will be subject to the same transfer restrictions under the Share Purchase Agreement.

Ranking. All Series G Preferred Shares shall rank pari passu with all classes of our Common Shares.

Description of Preferred Share Purchase Rights

On August 1, 2025, we declared a dividend of one preferred share purchase right, or a Right, for each Common Share outstanding immediately prior thereto and adopted a shareholder rights plan, as set forth in a Shareholders’ Rights Agreement dated as of August 1, 2025 (the “Rights Agreement”), by and between us and Broadridge Corporate Issuer Solutions, LLC, as rights agent.

Each Right entitles the registered holder to purchase from us one one-thousandth of a Series A Participating Preferred Share, par value $0.01, at an exercise price of $40.00 per share. The Rights will separate from the Common Shares and become exercisable only if a person or group acquires beneficial ownership of 15% or more of our Common Shares (including through entry into certain derivative positions) in a transaction not approved by our Board of Directors. In that situation, each holder of a Right (other than the Acquiring Person (as defined below), whose Rights will become void and will not be exercisable) will have the right to purchase, upon payment of the exercise price, a number of Common Shares having a then-current market value equal to twice the exercise price. In addition, if we are acquired in a merger or other business combination after an Acquiring Person acquires 15% or more of our Common Shares, each holder of the Right will thereafter have the right to purchase, upon payment of the exercise price, a number of Common Shares of the Acquiring Person having a then-current market value equal to twice the exercise price. The Acquiring Person will not be entitled to exercise these Rights. Until a Right is exercised, the holder of a Right will have no rights to vote or receive dividends or any other shareholder rights.

The Rights may have anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our Board of Directors. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us. Because our Board of Directors can approve a redemption of the Rights for a permitted offer, the Rights should not interfere with a merger or other business combination approved by our Board of Directors.

For those interested in the specific terms of the Rights Agreement, we provide the following summary description. Please note, however, that this description is only a summary, and is not complete, and should be read together with the form of the Rights Agreement, which is an exhibit to the Registration Statement on Form 20-F filed by us on June 4, 2025 and incorporated by reference to the Annual Report on Form 20-F of which this exhibit is a part. The foregoing description of the Rights Agreement is qualified in its entirety by reference to such exhibit.

Detachment of the Rights. The Rights are attached to all certificates representing our currently outstanding Common Shares, or, in the case of uncertificated Common Shares registered in book entry form, which we refer to as “book entry shares,” by notation in book entry accounts reflecting ownership, and will attach to all Common Shares certificates and book entry shares we issue prior to the Rights distribution date that we describe below. The Rights are not exercisable until after the Rights distribution date and will expire at the close of business on the tenth anniversary of our entry into the Rights Agreement, unless we redeem or exchange them earlier as we describe below. The Rights will separate from the Common Shares and a Rights distribution date would occur, subject to specified exceptions, on the earlier of the following two dates:

•	the 10th day after public announcement that a person or group has acquired ownership of 15% or more of our Common Shares; or
•
the 10th business day (or such later date as determined by our Board of Directors) after a person or group announces a tender or exchange offer which would result in that person or group holding 15% or more of our Common Shares.

“Acquiring Person” is generally defined in the Rights Agreement as any person, together with all affiliates or associates, who beneficially owns 15% or more of our Common Shares then outstanding. However, we, any of our subsidiaries or any of our or our subsidiaries’ employee benefit plan and any person holding Common Shares for or pursuant to the terms of any such plan, are excluded from the definition of “Acquiring Person.” Certain inadvertent owners that would otherwise become an Acquiring Person, including those who would have this designation as a result of repurchases of Common Shares by us, will not become Acquiring Persons as a result of those transactions. For persons who, prior to the time of public announcement of the Rights Agreement, beneficially own 15% or more of our outstanding Common Shares, the Rights Agreement “grandfathers” their current level of ownership, so long as they do not purchase additional shares in excess of certain limitations. In addition, none of the Lax Trust, 3 Sororibus Trust of Cyprus, Evangelos J. Pistiolis, or any of their affiliates or associates shall be considered an Acquiring Person.

Our Board of Directors may defer the Rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an Acquiring Person if the person promptly divests itself of a sufficient number of Common Shares.

Until the Rights distribution date: (i) the Rights will be evidenced by the certificates for Common Shares registered in the names of the holders thereof or, in the case of uncertificated Common Shares registered in book-entry form by notation in book entry accounts reflecting the ownership of such Common Shares (which certificates and Book Entry Shares, as applicable, shall also be deemed to be Rights Certificates) and not by separate Rights Certificates and (ii) the right to receive Rights Certificates will be transferable only in connection with the transfer of Common Shares.

As soon as practicable after the distribution date, we will prepare, execute and send, or cause to be sent (and the Rights Agent will, if requested and provided with all necessary information and documents, in the discretion of the Rights Agent, at our expense, send or cause to be sent) by first-class, postage-prepaid mail, to each record holder of Common Shares as of the close of business on the distribution date, at the address of such holder shown on our records, or the transfer agent or registrar for the Common Shares, a Rights Certificate evidencing one Right for each Common Share so held.

We will not issue Rights with any Common Shares we issue after the Rights distribution date, except as our Board of Directors may otherwise determine.

Flip-In Event. If an Acquiring Person obtains beneficial ownership of 15% or more of our Common Shares, then each Right will entitle the holder thereof to purchase, for the Exercise Price, a number of Common Shares (or, in certain circumstances, cash, property or other of our securities) having a then-current market value of twice the Exercise Price. However, the Rights are not exercisable following the occurrence of the foregoing event until such time as the Rights are no longer redeemable by us, as further described below under “Redemption of Rights.”

Following the occurrence of an event set forth in preceding paragraph, all Rights that are or, under certain circumstances specified in the Rights Agreement, were beneficially owned by an Acquiring Person or certain of its transferees will be null and void.

Flip-Over Event. If, after an Acquiring Person obtains 15% or more of our Common Shares, (i) we merge into another entity; (ii) an acquiring entity merges into us; or (iii) we sell or transfer 50% or more of our assets, cash flow or earning power, then each Right (except for Rights that have previously been voided as set forth above) will entitle the holder thereof to purchase, for the Exercise Price, a number of Common Shares of the person engaging in the transaction having a then-current market value of twice the Exercise Price.

Anti-Dilution. We may adjust the purchase price of the preferred shares, the number of preferred shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, or a reclassification of the preferred shares or Common Shares. No adjustments to the Exercise Price of less than 1% will be made.

Redemption of Rights. We may redeem the Rights for $0.0001 per Right under certain circumstances. If we redeem any Rights, we must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of the Rights will be to receive the redemption price of $0.0001 per Right. The redemption price will be adjusted if we effect a stock dividend or a stock split. The redemption price shall be payable, at our option, in cash, Common Shares or such other form of consideration as our Board of Directors shall determine.

Exchange. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of the outstanding Common Shares, our Board of Directors may extinguish the Rights by exchanging one Common Share or an equivalent security for each Right, other than Rights held by the Acquiring Person. In certain circumstances, we may elect to exchange the Rights for cash or other of our securities having a value approximately equal to one Common Share.

Expiration. The Rights expire on the earliest of (i) August 1, 2035; or (ii) the redemption or exchange of the Rights as described above.

Amendment of Terms of Rights. The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the holders of the Rights on or prior to the distribution date. Thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the holders of Rights, with certain exceptions, in order to (i) cure any ambiguities; (ii) correct or supplement any provision contained in the Rights Agreement that may be defective or inconsistent with any other provision therein; (iii) shorten or lengthen any time period pursuant to the Rights Agreement; or (iv) make changes that do not adversely affect the interests of holders of the Rights (other than an Acquiring Person or an affiliate or associate of an Acquiring Person).

Description of Class A Warrants and Representative Warrants

On November 6, 2025, we closed a firm commitment underwritten public offering (the “November Offering”) of 52,629 units, each unit consisting of one Common Share (or one pre-funded warrant in lieu thereof) and one Class A warrant (each a “Class A Warrant”). Each Class A Warrant is exercisable to purchase one Common Share at a public offering price of $142.51 per unit. As of the date of the Annual Report on Form 20-F, Class A Warrants exercisable for up to 10 Common Shares remain outstanding.

Class A Warrants

The following description of the characteristics of the Class A Warrants is a summary and does not purport to be complete and is qualified by reference to the form of the Class A Warrant which is filed as an exhibit to the Annual Report on Form 20-F of which this exhibit is a part.

Exercisability. The Class A Warrants are immediately exercisable at any time after their issuance and at any time up to the date that is one (1) year after their issuance. The Class A Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice with payment in full in immediately available funds for the number of Common Shares purchased upon such exercise (except in the case of a cashless exercise or zero cash exercise, as discussed below). We may be required to pay certain amounts as liquidated damages as specified in the warrants in the event we do not deliver Common Shares upon exercise of the warrants within the time periods specified in the warrants. No fractional Common Shares will be issued in connection with the exercise of a warrant.

Cashless Exercise and Zero Cash Exercise. If a registration statement registering the issuance of the Common Shares underlying the Class A Warrants under the Securities Act of 1933, as amended (the “Securities Act”), is not effective or available, the holder may, in its sole discretion, elect to exercise the Class A Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of Common Shares determined according to the formula set forth in the Class A Warrant.

A holder of Class A Warrants may also provide notice and elect to exercise the Class A Warrants by way of a zero cash exercise option pursuant to which they would receive, for no additional cash consideration, an aggregate number of shares equal to the product of (x) the aggregate number of Common Shares that would be issuable upon a cash exercise of the Class A Warrants and (y) 2.0.

Exercise Limitation. A holder will not have the right to exercise any portion of the Class A Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder prior to the issuance of any warrants, up to 9.99%) of the number of our Common Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

Exercise Price. Each Class A Warrant has an initial exercise price per Common Share equal to $142.51. The exercise price for the Class A Warrants will be adjusted downward (each, a “Reset Price”) at 9:00 a.m. Eastern time on the date that is (i) November 12, 2025 and (ii) November 18, 2025 (each, a “Reset Date”) following the closing of this November Offering to the price that is equal to $99.75 and $71.25, respectively, of the Basis Price (as defined in each Class A Warrant). If the exercise price is so adjusted on a Reset Date, the number of Common Shares underlying the Class A Warrants will also be proportionally increased on each such Reset Date so that the applicable Reset Price multiplied by the increased number of Common Shares equal the aggregate proceeds that would have resulted from the full exercise of the Class A Warrants immediately prior to the applicable Reset Date. The exercise price and number of Common Shares issuable upon exercise are subject to appropriate adjustments in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Shares.

Floor Price. The exercise price shall not be adjusted to a price less than the floor price, being a price equal to $23.40, including any adjustments provided for in each Class A Warrant.

Transferability. Subject to applicable laws, the Class A Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We do not intend to list the Class A Warrants on any securities exchange or other trading market. Without an active trading market, the liquidity of the Class A Warrants will be limited.

Rights as a Shareholder. Except as otherwise provided in the Class A Warrants or by virtue of such holder’s ownership of our Common Shares, the holder of a Class A Warrant does not have the rights or privileges of a holder of our Common Shares, including any voting rights, until the issuance of Common Shares upon exercise of the warrant. Holders of Class A Warrants have the right to participate in certain distributions as specified in the relevant warrant.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Class A Warrants and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our Common Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Shares or 50% of the voting power represented by our outstanding Common Shares, the holders of the Class A Warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the relevant warrants immediately prior to such fundamental transaction.

Governing Law. The Class A Warrants are governed by New York law.

Description of January Pre-funded Warrants, Class B Warrants and PA Warrants

On January 12, 2026, we closed a best-efforts public offering (the “January Offering”) of 854,700 units, each unit consisting of one Common Share (or one pre-funded warrant (each a “January Pre-funded Warrant”) in lieu thereof) and 1.5 Class B warrants (each a “Class B Warrant”). Each Class B Warrant is exercisable to purchase one Common Share at a public offering price of $4.68 per unit, subject to customary adjustments. As of the date of the Annual Report on Form 20-F, no January Pre-funded Warrants remain outstanding and Class B Warrants exercisable to purchase up to 1,282,050 Common Shares remain outstanding.

January Pre-funded Warrants and Class B Warrants

The following description of the characteristics of the January Pre-funded Warrants and the Class B Warrants is a summary and does not purport to be complete and is qualified by reference to the forms of the January Pre-funded Warrant and the Class B Warrant which are filed as exhibits to the Annual Report on Form 20-F of which this exhibit is a part.

Exercisability. The January Pre-funded Warrants are exercisable at any time after their original issuance until they are exercised in full. The Class B Warrants are immediately exercisable at any time after their issuance and at any time up to the date that is five (5) years after their issuance. Each of the January Pre-funded Warrants and the Class B Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice with payment in full in immediately available funds for the number of Common Shares purchased upon such exercise (except in the case of a cashless exercise, as discussed below). We may be required to pay certain amounts as liquidated damages as specified in the warrants in the event we do not deliver Common Shares upon exercise of the warrants within the time periods specified in the warrants. No fractional Common Shares will be issued in connection with the exercise of a warrant.

Cashless Exercise. The holder may, in its sole discretion, elect to exercise the January Pre-funded Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of Common Shares determined according to the formula set forth in the January Pre-funded Warrant. If a registration statement registering the issuance of the Common Shares underlying the Class B Warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the Class B Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of Common Shares determined according to the formula set forth in the Class B Warrant.

Exercise Limitation. A holder will not have the right to exercise any portion of the January Pre-funded Warrants or Class B Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder prior to the issuance of any warrants, up to 9.99%) of the number of our Common Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

Exercise Price. The exercise price or the January Pre-funded Warrants is $0.08 per Common Share. The exercise price per whole Common Share purchasable upon exercise of the Class B Warrants is $4.68 per share. The exercise price and number of Common Shares issuable upon exercise are subject to appropriate adjustments in the event of certain dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Shares.

Voluntary Adjustment by Company. Subject to the rules and regulation of the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing) on which our Common Shares are listed or quoted for trading on the date in question, we may at any time during the term of the Class B Warrants reduce the then current exercise price to any amount and for any period of time deemed appropriate by our Board of Directors.

Transferability. Subject to applicable laws, the January Pre-funded Warrants and Class B Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We do not intend to list the January Pre-funded Warrants or the Class B Warrants on any securities exchange or other trading market. Without an active trading market, the liquidity of the January Pre-funded Warrants and Class B Warrants will be limited.

Rights as a Shareholder. Except as otherwise provided in the January Pre-funded Warrants or the Class B Warrants or by virtue of such holder’s ownership of our Common Shares, the holder of a January Pre-funded Warrant or Class B Warrant does not have the rights or privileges of a holder of our Common Shares, including any voting rights, until the issuance of Common Shares upon exercise of the warrant. Holders of January Pre-funded Warrants have the right to participate in dividends and holders of January Pre-funded Warrants and Class B Warrants have the right to participate in certain distributions as specified in the relevant warrant.

Fundamental Transactions. In the event of a fundamental transaction, as described in the January Pre-funded Warrants and the Class B Warrants and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our Common Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Shares or 50% of the voting power represented by our outstanding Common Shares, the holders of the January Pre-funded Warrants and the Class B Warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the relevant warrants immediately prior to such fundamental transaction.

Governing Law. The January Pre-funded Warrants and the Class B Warrants are governed by New York law.

PA Warrants

The following summary of certain terms and provisions of the PA Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the form of the PA Warrant which is filed as an exhibit to the Annual Report on Form 20-F of which this exhibit is a part.

In connection with the January Offering, we agreed to issue to Maxim Group LLC as placement agent warrants to purchase a number of Common Shares equal to 5.0% of the total number of Common Shares sold in the January Offering (the “PA Warrants”). 42,735 PA Warrants to purchase up to 42,735 Common Shares were issued in connection with the closing of the January Offering. The PA Warrants have substantially similar terms as the Class B Warrants issued in the January Offering and are immediately exercisable at any time after their issuance and at any time up to January 9, 2031. As of the date of the Annual Report on Form 20-F, PA Warrants exercisable to purchase up to 42,735 Common Shares remain outstanding.

Articles of Incorporation and By-laws

The following description of our Articles of Incorporation and By-laws is a summary of the Articles of Incorporation and By-laws, which have been filed as exhibits to the Annual Report on Form 20-F of which this exhibit is a part and is qualified by reference to such exhibits.

Shareholder Meetings

Under our By-laws, annual shareholder meetings will be held at a time and place selected by our Board of Directors. The meetings may be held in or outside of the Marshall Islands. Special meetings of the shareholders, unless otherwise prescribed by law, may be called for any purpose or purposes at any time by our Board of Directors. Notice of every annual and special meeting of shareholders shall be given at least 15 but not more than 60 days before such meeting to each shareholder of record entitled to vote thereat.

Directors

Our directors are elected by the affirmative vote of a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. Our Articles of Incorporation and By-laws do not provide for cumulative voting in the election of directors.

Our Board of Directors must consist of at least one member and not more than twelve, as fixed from time to time by the vote of not less than two-thirds of our entire Board of Directors or the affirmative vote of two-thirds or more of the total number of votes eligible to be cast by the holders of issued and outstanding Common Shares entitled to vote generally in the election of directors (considered for this purpose as one class). Each director shall be elected to serve until the third succeeding annual meeting of shareholders and until his or her successor shall have been duly elected and qualified, except in the event of his or her death, resignation, removal, or the earlier termination of his or her term of office. Our Board of Directors has the authority to fix the amounts which shall be payable to the members of our Board of Directors, and to members of any committee, for attendance at any meeting or for services rendered to us.

Classified Board

Our Articles of Incorporation provide for the division of our Board of Directors into three classes of directors, with each class as nearly equal in number as the then total number of directors constituting the entire Board of Directors permits, serving staggered, three-year terms. Approximately one-third of our Board of Directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of our Board of Directors from removing a majority of our Board of Directors for two years.

Election and Removal

Our By-laws require parties other than our Board of Directors to give advance written notice of nominations for the election of directors. The entire Board of Directors or any individual director may be removed at any time, with cause, by the affirmative vote of two-thirds of the votes eligible to be cast by the holders of outstanding shares of our stock then entitled to vote at an election of directors. No director may be removed without cause by either the shareholders or our Board of Directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders generally have the right to dissent from the sale of all or substantially all of our assets not made in the usual course of our business and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his or her shares is not available under the BCA for the shares of any class or series of stock, which shares at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our Articles of Incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of our Common Shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Forum Selection

Our Articles of Incorporation provide that, (A) unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the High Court of the Republic of Marshall Islands shall be the sole and exclusive forum for any internal corporate claim, intra-corporate claim, or claim governed by the internal affairs doctrine, including, but not limited to: (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or shareholder of the Company to the Company or the Company’s shareholders and (iii) any action asserting a claim arising pursuant to any provision of the BCA or our Articles of Incorporation (as may be further amended from time to time) or our By-laws and (B) the United States District Court for the Southern District of New York (or, if such court does not have jurisdiction over such claim, any other federal district court of the United States) shall be the sole and exclusive forum for all claims arising under the Securities Act or the Exchange Act, and any rule or regulation promulgated thereunder, to the extent such claims would be subject to federal or state jurisdiction pursuant to the Securities Act or the Exchange Act, as applicable, after giving effect to clause (A) above.

Therefore, to the fullest extent permitted by law, we have selected the High Court of the Republic of the Marshall Islands as the exclusive forum for any derivative action alleging a violation of the Securities Act or Exchange Act. The enforceability of similar forum selection provisions in other companies’ governing documents has been challenged in legal proceedings, and it is possible that in connection with any action a court could find the forum selection provisions contained in our Articles of Incorporation to be inapplicable or unenforceable in such action. For example, with respect to derivative actions arising under the Exchange Act, there is currently disagreement among federal Courts of Appeals in the United States (a circuit split between the Courts of Appeals for the Seventh and Ninth Circuits) as to whether a forum selection clause which requires that derivative actions be brought in a specified forum other than the federal courts would contravene Section 27 of the Exchange Act under certain circumstances. The circuit split follows a line of cases that analyze the enforceability of forum selection provisions in the context of derivative Securities Act and Exchange Act claims.

Accordingly, the applicability of the provisions of our Articles of Incorporation selecting a Marshall Islands forum for certain types of claims may be limited with respect to such claims arising under the Securities Act or Exchange Act and, as a result, under certain such circumstances, the effect of our forum selection provisions may be uncertain. It is possible that a court could find our forum selection provisions to be inapplicable or unenforceable for these or other reasons. As a result, we could be required to litigate claims in multiple jurisdictions, incur additional costs, or otherwise not receive the benefits that we expect our forum selection provisions to provide.

Any person or entity holding, owning, or otherwise acquiring any shares of capital stock of us shall be deemed to have notice of and consented to the forum selection provisions in our Articles of Incorporation. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act and the rules and regulations thereunder and Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act and the rules and regulations thereunder. Although our forum selection provisions shall not relieve us of our statutory duties to comply with the federal securities laws and the rules and regulations thereunder, and our shareholders are not deemed to have waived our compliance with these laws, rules, and regulations, as applicable, our forum selection provisions may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits with respect to such claims. For more information regarding the risks connected to the forum selection provisions in our Articles of Incorporation, see “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Common Shares—We may not achieve the intended benefits of having forum selection provisions if they are found to be unenforceable.”

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties. Our Articles of Incorporation include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our By-laws provide that we must indemnify and hold harmless our directors and officers to the fullest extent permitted by the BCA. We are also required to advance certain expenses to our directors and officers incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that he or she is not entitled to indemnification under the relevant section of our By-laws. We may carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and this insurance are useful to attract and retain qualified directors and officers.

The limitation of liability and indemnification provisions in our Articles of Incorporation may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Effect of Certain Provisions of our Articles of Incorporation and By-laws

Several provisions of our Articles of Incorporation and By-laws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Limited Actions by Shareholders

Our By-laws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders.

Our By-laws provide that our Board of Directors may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our Board of Directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

Our By-laws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing. Our By-laws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Blank Check Preferred Stock

Under the terms of our Articles of Incorporation, our Board of Directors has authority, without any further vote or action by our shareholders, to issue up to 20,000,000 shares of blank check preferred stock. Our Board of Directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Super-Majority Approval Requirements

Our Articles of Incorporation and By-laws provide that the affirmative vote of two-thirds of the votes eligible to be cast by holders of outstanding shares of our capital stock then entitled to vote at an election of directors is required to amend our By-laws or certain provisions of our Articles of Incorporation at any annual or special meeting of shareholders. In addition, amendments to certain provisions of our By-laws may be made when approved by a vote of not less than two-thirds of the entire Board of Directors. These provisions that require not less than a two-thirds vote of our Board of Directors to be amended are provisions governing: the nature of business to be transacted at our annual meetings of shareholders, the calling of special meetings by our Board of Directors, any amendment to change the number of directors constituting our Board of Directors, the method by which our Board of Directors is elected, the nomination procedures of our Board of Directors, removal of our directors and the filling of vacancies on our Board of Directors.

Business Combinations

Although the BCA does not contain specific provisions regarding “business combinations” between companies organized under the laws of the Marshall Islands and “interested shareholders,” we will include these provisions in our Articles of Incorporation. Specifically, our Articles of Incorporation will prohibit us from engaging in a “business combination” with certain persons for three years following the date the person becomes an interested shareholder. Subject to certain exceptions, interested shareholders generally include:

•	any person who is the beneficial owner of 15% or more of our issued and outstanding common stock; or

•
any person who is our affiliate or associate and who held 15% or more of our issued and outstanding common stock at any time within three years before the date on which the person’s status as an interested shareholder is determined, and the affiliates and associates of such person.

Subject to certain exceptions, a business combination includes, among other things:

o	certain mergers or consolidations of us or any direct or indirect majority-owned subsidiary of ours;

o
any sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets or of any subsidiary of ours having an aggregate market value equal to 50% or more of either the aggregate market value of all of our assets, determined on a combined basis, or the aggregate value of all of our issued and outstanding stock;

o	certain transactions that result in the issuance or transfer by us of any stock of ours to the interested shareholder;

o
any transaction involving us or any of our subsidiaries that has the effect of increasing the proportionate share of any class or series of stock, or securities convertible into any class or series of stock, of ours or any such subsidiary that is owned directly or indirectly by the interested shareholder or any affiliate or associate of the interested shareholder; and

o
any receipt by the interested shareholder of the benefit directly or indirectly (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

These provisions of our Articles of Incorporation do not apply to a business combination if:

o	before a person became an interested shareholder, our Board of Directors approved either the business combination or the transaction in which the shareholder became an interested shareholder;

o
upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting stock issued and outstanding at the time the transaction commenced, other than certain excluded shares;

o
at or following the transaction in which the person became an interested shareholder, the business combination is approved by our Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least two-thirds of the votes cast by the outstanding voting stock that is not owned by the interested shareholder;

o	the shareholder was or became an interested shareholder prior to the consummation of the initial public offering of the Corporation's common stock under the Securities Act;

o
a shareholder became an interested shareholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the shareholder ceased to be an interested shareholder; and (ii) would not, at any time within the three-year period immediately prior to a business combination between us and such shareholder, have been an interested shareholder but for the inadvertent acquisition of ownership; or

o
the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required under our Articles of Incorporation of a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an interested shareholder during the previous three years or who became an interested shareholder with the approval of our Board of Directors; and (iii) is approved or not opposed by a majority of the members of our Board of Directors then in office (but not less than one) who were directors prior to any person becoming an interested shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to:

(i)	a merger or consolidation of us (except for a merger in respect of which, pursuant to the BCA, no vote of our shareholders is required);

(ii)
a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of our assets or of any direct or indirect majority-owned subsidiary of ours (other than to any direct or indirect wholly-owned subsidiary or to us) having an aggregate market value equal to 50% or more of either the aggregate market value of all of our assets determined on a consolidated basis or the aggregate market value of all the issued and outstanding shares; or

(iii)	a proposed tender or exchange offer for 50% or more of our issued and outstanding voting shares.

Certain Marshall Islands Company Considerations

Our corporate affairs are governed by our Articles of Incorporation and By-laws and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States, including Delaware. While the BCA provides that its provisions shall be applied and construed in a manner to make them uniform with the laws of the State of Delaware and other states of the United States of America with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as courts in the United States. Accordingly, you may have more difficulty in protecting your interests under Marshall Islands law in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction that has developed a substantial body of case law. The following table provides a comparison between statutory provisions of the BCA and the General Corporation Law of the State of Delaware relating to shareholders’ rights.

Marshall Islands	Delaware

Shareholder Meetings

Held at a time and place as designated in the by-laws.	May be held at such time or place as designated in the certificate of incorporation or the by-laws, or if not so designated, as determined by the board of directors.

Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the by-laws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the by-laws.

May be held within or outside of the Marshall Islands.	May be held within or outside of Delaware.

Notice:	Notice:

Whenever shareholders are required to take any action at a meeting, written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting. Notice of a special meeting shall also state the purpose for which the meeting is called.

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

A copy of the notice of any meeting shall be given personally, sent by mail or by electronic mail not less than 15 nor more than 60 days before the meeting.	Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Shareholders’ Voting Rights

Unless otherwise provided in the articles of incorporation, any action required to be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by all the shareholders entitled to vote with respect to the subject matter thereof, or if the articles of incorporation so provide, by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any action required to be taken at a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted
.

Marshall Islands	Delaware

Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.

Unless otherwise provided in the articles of incorporation or by-laws, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting.

For stock corporations, the certificate of incorporation or by-laws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.

Merger or Consolidation

Any two or more domestic corporations may merge into a single corporation if approved by the board and if authorized by a majority vote of the holders of outstanding shares at a shareholder meeting.
 Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by shareholders of each constituent corporation at an annual or special meeting.

Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation's usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting.

Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote.

Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any corporation.

Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of shareholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called shareholder meeting.

Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property may be authorized without the vote or consent of the shareholders, unless otherwise provided for in the articles of incorporation.

Any mortgage or pledge of a corporation's property and assets may be authorized without the vote or consent of shareholders, except to the extent that the certificate of incorporation otherwise provides

Directors

The board of directors must consist of at least one member.	The board of directors must consist of at least one member.

The number of board members may be changed by an amendment to the by-laws, by the shareholders, or by action of the board under the specific provisions of a by-law.
The number of board members shall be fixed by, or in a manner provided by, the by-laws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by an amendment to the certificate of incorporation.

If the board is authorized to change the number of directors, it can only do so by a majority of the entire board and so long as no decrease in the number shall shorten the term of any incumbent director.
If the number of directors is fixed by the certificate of incorporation, a change in the number shall be made only by an amendment of the certificate.

Removal:	Removal:

Any or all of the directors may be removed for cause by vote of the shareholders.	Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.

If the articles of incorporation or the by-laws so provide, any or all of the directors may be removed without cause by vote of the shareholders..	In the case of a classified board, shareholders may effect removal of any or all directors only for cause.

Dissenter’s Rights of Appraisal

Marshall Islands	Delaware
Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the appraised fair value of his shares shall not be available for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. The right of a dissenting shareholder to receive payment of the fair value of his or her shares shall not be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation.

Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed stock is offered for consideration is (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders.

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

• alters or abolishes any preferential right of any outstanding shares having preference; or

• creates, alters or abolishes any provision or right in respect to the redemption of any outstanding shares; or

• alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

• excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Shareholders’ Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

In any derivative suit instituted by a shareholder of a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder's stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort.
Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic of the Marshall Islands

Other requirements regarding derivative suits have been created by judicial decision, including that a shareholder may not bring a derivative suit unless he or she first demands that the corporation sue on its own behalf and that demand is refused (unless it is shown that such demand would have been futile).

Reasonable expenses including attorneys’ fees may be awarded if the action is successful.

A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of outstanding shares or holds voting trust certificates or a beneficial interest in shares representing less than 5% of any class of such shares and the shares, voting trust certificates or beneficial interest of such plaintiff has a fair value of $50,000 or less.